Exhibit 10.2

$85,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 26, 2009

among

SUNSTONE HOTEL PARTNERSHIP, LLC,

as Borrower,

SUNSTONE HOTEL INVESTORS, INC.,

as the Parent,

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors,

THE INITIAL LENDERS, INITIAL ISSUING BANK AND

SWING LINE BANK NAMED HEREIN,

as Initial Lenders, Initial Issuing Bank and Swing Line Bank,

CITICORP NORTH AMERICA, INC.,

as Administrative Agent and as Collateral Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

CALYON NEW YORK BRANCH,

as Co-Syndication Agent,

KEYBANK NATIONAL ASSOCIATION,

as Documentation Agent,

and

CITIGROUP GLOBAL MARKETS INC.

and

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and Joint Book Running Managers

i

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Borrowing Base Assets
Schedule III	-	Existing Letters of Credit
Schedule IV	-	UCC Article 8 Opt-In Provisions
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(o)		Surviving Debt
Schedule 4.01(p)	-	Liens
Schedule 4.01(q)	-	Owned Real Property
Schedule 4.01(r)	-	Leased Real Property
Schedule 4.01(s)	-	Environmental Concerns
Schedule 4.01(x)	-	Existing Loans to Directors and Executive Officers
Schedule 4.01(y)	-	Plans and Welfare Plans

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Guaranty Supplement
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E-1	-	Form of Opinion of Counsel to the Loan Parties
Exhibit E-2	-	Form of Opinion of Maryland Counsel to the Loan Parties
Exhibit E-3	-	Form of Opinion of Local Counsel to the Loan Parties
Exhibit F	-	Form of Borrowing Base Certificate
Exhibit G	-	Form of Security Agreement
Exhibit H	-	Form of Mortgage
Exhibit I	-	Reserved
Exhibit J	-	Form of Assignment of Leases

iii

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 26, 2009 (this “Agreement”) among SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company (the “Borrower”), SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation (the “Parent”), the entities listed on the signature pages hereof as the guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 7.05, the “Subsidiary Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), CITIBANK, N.A., as the initial issuer of Letters of Credit (as hereinafter defined) (the “Initial Issuing Bank”), the Swing Line Bank (as hereinafter defined), CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), CNAI, as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII, the “Collateral Agent”; together with the Administrative Agent, the “Agents”) for the Secured Parties (as hereinafter defined), WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent, CALYON NEW YORK BRANCH, as co-syndication agent, KEYBANK NATIONAL ASSOCIATION, as documentation agent, and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and WACHOVIA CAPITAL MARKETS, LLC, as joint lead arrangers and joint book running managers (the “Arrangers”).

PRELIMINARY STATEMENTS

(1) Pursuant to that certain Revolving Credit Agreement dated as of July 17, 2006 by and among the Borrower, the Parent, the guarantors identified therein, the Lender Parties (as defined therein), and CNAI, as administrative agent for such Lender Parties, as amended (the “Existing Credit Agreement”), such Lender Parties extended certain commitments to make certain credit facilities available to the Borrower.

(2) The Borrower, the Agents, the Arrangers, and the Lender Parties party to the Existing Credit Agreement desire to amend and restate the Existing Credit Agreement to modify the terms and covenants of the credit facility provided thereunder.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement to read in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Guarantor” has the meaning specified in Section 7.05.

“Adjusted EBITDA” means (a) EBITDA for the consecutive four fiscal quarters of the Parent most recently ended for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable, less (b) the FF&E Reserve for all Assets for such four fiscal quarters; provided, however, that in the case of any Redevelopment Asset with respect to which Substantial Completion has occurred:

(A) at any date of determination occurring during the second fiscal quarter of the Parent following Substantial Completion, the amount described in clause (a) above attributable to such Redevelopment Asset shall be deemed equal to (1) the EBITDA attributable to such Redevelopment Asset for the fiscal quarter of the Parent most recently ended (subject to a seasonality adjustment satisfactory to the Administrative Agent based on actual results for the calendar year immediately prior to commencement of renovation and rehabilitation work), multiplied by (2) four,

(B) at any date of determination occurring during the third fiscal quarter of the Parent following Substantial Completion, the amount described in clause (a) above attributable to such Redevelopment Asset shall be deemed equal to (1) the EBITDA attributable to such Redevelopment Asset for the two fiscal quarters of the Parent most recently ended (subject to a seasonality adjustment satisfactory to the Administrative Agent based on actual results for the calendar year immediately prior to commencement of renovation and rehabilitation work), multiplied by (2) two, and

(C) at any date of determination occurring during the fourth fiscal quarter of the Parent following Substantial Completion, the amount described in clause (a) above attributable to such Redevelopment Asset shall be deemed equal to (1) the EBITDA attributable to such Redevelopment Asset for the three fiscal quarters of the Parent most recently ended (subject to a seasonality adjustment satisfactory to the Administrative Agent based on actual results for the calendar year immediately prior to commencement of renovation and rehabilitation work), multiplied by (2) 1.33333;

provided further that the Adjusted EBITDA attributable to any Redevelopment Asset for any measurement period shall not be less than zero.

“Adjusted Net Operating Income” means, with respect to any Borrowing Base Asset, (a) the Net Operating Income attributable to such Borrowing Base Asset for the consecutive four fiscal quarters of the Parent most recently ended for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable, less (b) an amount equal to the FF&E Reserve for such Borrowing Base Asset for the consecutive four fiscal quarters of the Parent most recently ended for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable; provided, however, that calculations of Adjusted Net Operating Income which pertain to any Borrowing Base Asset managed by Interstate as of or following the end of any such fiscal period will be calculated on a pro forma annualized basis as if managed by Interstate for all of such period and any prior fiscal periods; provided further that in the case of any Redevelopment Asset with respect to which Substantial Completion has occurred:

(A) at any date of determination occurring during the second fiscal quarter of the Parent following Substantial Completion, the amount described in clause (a) above attributable to such Redevelopment Asset shall be deemed equal to (1) the Net Operating Income attributable to such Redevelopment Asset for the fiscal quarter of the Parent most recently ended (subject to a seasonality adjustment satisfactory to the Administrative Agent based on actual results for the calendar year immediately prior to commencement of renovation and rehabilitation work), multiplied by (2) four,

(B) at any date of determination occurring during the third fiscal quarter of the Parent following Substantial Completion, the amount described in clause (a) above attributable to such Redevelopment Asset shall be deemed equal to (1) the Net Operating Income attributable to such Redevelopment Asset for the two fiscal quarters of the Parent most recently ended (subject to a seasonality adjustment satisfactory to the Administrative Agent based on actual results for the calendar year immediately prior to commencement of renovation and rehabilitation work), multiplied by (2) two, and

(C) at any date of determination occurring during the fourth fiscal quarter of the Parent following Substantial Completion, the amount described in clause (a) above attributable to such Redevelopment Asset shall be deemed equal to (1) the Net Operating Income attributable to such Redevelopment Asset for the three fiscal quarters of the Parent most recently ended (subject to a seasonality adjustment satisfactory to the Administrative Agent based on actual results for the calendar year immediately prior to commencement of renovation and rehabilitation work), multiplied by (2) 1.33333;

provided still further that the Adjusted Net Operating Income attributable to any Redevelopment Asset for any measurement period shall not be less than zero.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A., at its office at 2 Penns Way, Suite 200, New Castle, Delaware 19720, ABA No. 021000089, Account No. 36852248, Account Name: Agency/Medium Term Finance, Reference: Sunstone, Attention: Global Loans/Agency, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.

“Advance” means a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the

Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Annual Budget” means an operating budget for each Borrowing Base Asset prepared by the Borrower, including all planned Capital Expenditures and FF&E budgeted information for each Borrowing Base Asset for the applicable Fiscal Year or other period.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Leverage Ratio and Fixed Charge Coverage Ratio as set forth below:

Pricing Level	Leverage Ratio and Fixed Charge Coverage Ratio	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
I	<9.50:1.00, >1.15x	2.75%	3.75%
II	≥9.50:1.00, ≤1.15x	3.25%	4.25%

The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio and the Fixed Charge Coverage Ratio in effect from time to time and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio and the Fixed Charge Coverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (x) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (y) a certificate of the Chief Financial Officer of the Borrower demonstrating the Leverage Ratio and the Fixed Charge Coverage Ratio, (b) the Applicable Margin shall be at Pricing Level II for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (a) of this proviso, and (c) if the Leverage Ratio and the Fixed Charge Coverage Ratio result in differing Pricing Levels, then the higher Pricing Level shall apply.

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by a MAI appraiser selected by the Administrative Agent in consultation with the Borrower, and otherwise in scope, form and substance satisfactory to the Administrative Agent, including any Appraisal delivered on the Closing Date.

“Appraised Value” means, for any Borrowing Base Asset, the “as-is” fair market value of such Borrowing Base Asset shown in the most recent Appraisal of such Borrowing Base Asset.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (l); provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.02(c).

“Approved Manager” means a nationally recognized hotel manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the hotel management industry, (b) that has hotels under management that have been rated “upscale” or better by Smith Travel Research, (c) that is engaged pursuant to a written management agreement, and (d) that has entered into a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent. For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Assets” means Hotel Assets, Development Assets, Redevelopment Assets and Joint Venture Assets.

“Assigned Rights and Obligations” has the meaning specified in Section 2.17(a).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.

“Assignments of Leases” has the meaning specified in Section 3.01(a)(iii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate, (b)  1/2 of 1% per annum above the Federal Funds Rate, and (c) the one-month Eurodollar Rate plus 1% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with Wells Fargo Bank, N.A. at its office in San Francisco, California, ABA No. 121 000 248, Account No. 4121 048 995, or such other account as the Borrower shall specify in writing to the Administrative Agent.

“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders or a Swing Line Borrowing.

“Borrowing Base Asset Value” means, for any Borrowing Base Asset, the Appraised Value thereof.

“Borrowing Base Assets” means only those Hotel Assets or Redevelopment Assets (a) listed on Schedule II hereto as of the Closing Date and (b) added to Schedule II after the Closing Date after becoming a Borrowing Base Asset in accordance with Section 5.01(j)(ii), but excluding, in each case, any Hotel Assets or Redevelopment Assets that have been removed as Borrowing Base Assets in accordance with Section 5.02(d)(ii)(C).

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit F hereto, duly certified by the Chief Financial Officer (or such person performing similar functions) of the Parent.

“Borrowing Base Conditions” means, with respect to any Hotel Asset or Redevelopment Asset, that such Hotel Asset or Redevelopment Asset (a) is located in the United States of America; (b) has been in operation for at least one year; (c) is rated “upscale”, “upper upscale” or better by Smith Travel Research; (d) is wholly-owned indirectly by the Borrower either in fee or subject to a Qualifying Ground Lease; (e) unless such Asset has been designated as a Redevelopment Asset pursuant to the terms of this Agreement, is operating and open to the public; (f) is free of all material structural defects or architectural deficiencies, title defects, environmental conditions or other materially adverse matters; (g) is operated under a nationally recognized brand by an Approved Manager or any other manager approved by the Administrative Agent; (h) is not subject to any direct or indirect, secured or unsecured Debt either at the Subsidiary Guarantor level or at any other tier of the Loan Party ownership structure (other than

(i) the Loan Parties’ Obligations under the Loan Documents, (ii) the Exchangeable Notes in existence on the Closing Date and (iii) any Debt at the Parent or the Borrower level that is not prohibited by the terms of the Loan Documents); (i) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; (j) is owned by a Subsidiary Guarantor that satisfies the Subsidiary Guarantor Requirements; (k) none of the Borrower’s or the Parent’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens) or any Negative Pledge; and (l) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Asset as security for Debt of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset.

“Borrowing Base Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the aggregate Adjusted Net Operating Income for all Borrowing Base Assets to (b) the payments that would be required to be made over a twelve-month period on an assumed Debt in an aggregate principal amount equal to the Facility Exposure at such date, assuming a twenty-five year amortization schedule, level payments of interest and applying an interest rate equal to the greater of (i) 8.50% per annum and (ii) the one-month Eurodollar Rate plus the Applicable Margin.

“Borrowing Base Leverage” means, at any date of determination, the ratio, expressed as a percentage, of (a) the Facility Exposure to (b) the Total Borrowing Base Asset Value.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carved Out Assets” means the assets listed on Schedule V hereto.

“Cash Equivalents” means any Permitted Investments to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents) and having a maturity of not greater than 90 days from the date of issuance thereof.

“Cash Management Agreement” means the Cash Management Agreement among the Borrower, the Subsidiary Guarantors identified therein and the Collateral Agent, for the ratable benefit of the Secured Parties, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, as amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Certification of Non-Foreign Status” means an affidavit, signed under penalty of perjury by an authorized officer of each Loan Party that owns or leases a Borrowing Base Asset,

stating (a) that such Loan Party is not a “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate,” as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder, (b) such Loan Party’s U.S. employer identification number, and (c) the address of such Loan Party’s principal place of business. Such affidavit shall be consistent with the requirements of the regulations promulgated under Section 1445 of the Internal Revenue Code, and shall otherwise be in form and substance acceptable to the Administrative Agent.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent; or (b) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Parent shall cease for any reason to constitute a majority of the board of directors of the Parent; or (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to direct, directly or indirectly, the management or policies of the Parent, other than contracts and agreements in effect as of the date hereof, copies of which have been delivered to the Administrative Agent prior to the Closing Date; or (d) the Parent ceases to be the sole managing member of the Borrower; or (e) the Parent ceases to be the legal and beneficial owner of more than 50% of the membership interests of the Borrower; or (f) the Parent shall create, incur, assume or suffer to exist any Lien on the Equity Interests in the Borrower owned by it.

“Closing Date” means June 26, 2009.

“CNAI” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all “Collateral” and all “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties and will include, without limitation, all Borrowing Base Assets.

“Collateral Documents” means the Security Agreement, the Cash Management Agreement, the Control Agreement, the Mortgages, the Assignments of Leases and any other agreement, each as amended from time to time, that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Conditional Approval Notice” has the meaning specified in Section 5.01(j).

“Consent Request Date” has the meaning specified in Section 9.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Total Assets” means, at any date of determination, the aggregate book value at such date of all Assets of the Parent and its Subsidiaries, as determined in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control Agreement” has the meaning specified in the Cash Management Agreement.

“Controlled Subsidiary” means any Subsidiary of a Loan Party (i) the accounts of which are Consolidated with the accounts of the Borrower in accordance with GAAP, and (ii) with respect to which the Borrower possesses the power to direct or cause the direction of the disposition, financing, and refinancing of the assets of such Subsidiary, whether through the ownership of Voting Interests, by contract or otherwise.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.

“Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than (i) Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP and (ii) the Series C Cumulative Convertible Redeemable Preferred Stock issued by the Parent) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided, however, that in the case of the Parent and its Subsidiaries, “Debt” shall include, without duplication, (i) the JV Pro Rata Share of Debt of any Joint Venture if the aggregate amount of all Investments by the Loan Parties and their Subsidiaries in Joint Ventures made after the Closing Date exceeds $5,000,000 (exclusive of Investments in the Doubletree JV up to an aggregate amount of $45,000,000); and (ii) any Debt of any Joint Venture that is recourse (other than in respect of Customary Carve-Out Agreements) to the Parent or any of its Subsidiaries, including by reason of any such Person being a general partner in such Joint Venture; and except to the extent described in the foregoing clauses (i) and (ii), the Debt of any Joint Venture shall be excluded from “Debt” of the Parent and its Subsidiaries.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person (less a proportionate adjustment for minority interests); provided, however, that in the case of the Parent and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata Share of Debt for Borrowed Money for each Joint Venture if the aggregate amount of all Investments by the Loan Parties and their Subsidiaries in Joint Ventures made after the Closing Date exceeds $5,000,000 (exclusive of Investments in the Doubletree JV up to an aggregate amount of $45,000,000); and provided further that as used in the definition of “Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Parent or any of its Subsidiaries during the consecutive four fiscal quarters of the Parent most recently ended for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the

Parent or such Subsidiary, and (ii) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.

“Debtor Subsidiary” has the meaning specified in Section 6.01(f).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Termination Notice” has the meaning specified in Section 2.01(b).

“Deliverables” means, with respect to a Proposed Borrowing Base Asset:

(i) each of the items set forth in Sections 3.01(a)(ii), (iii), (xi), (xii) and (xiii), mutatis mutandis, in each case in respect of the Proposed Borrowing Base Asset;

(ii) a revised Schedule II hereto reflecting the addition of such Proposed Borrowing Base Asset, provided that, for purposes of the definition of the term Borrowing Base Assets, such revised Schedule II shall become effective only upon satisfaction of each of the conditions set forth in Section 5.01(j)(ii);

(iii) if the proposed addition date set forth in the Proposal Package is different from the actual addition date, a new certificate of the type described in clause (iii)(D) in the definition of Proposal Package updated to account for the actual addition date;

(iv) evidence satisfactory to the Administrative Agent in its reasonable discretion that the applicable owner and lessee of such Proposed Borrowing Base Asset and each direct and indirect parent thereof (other than the Parent and the Borrower) shall have complied with the Subsidiary Guarantor Requirements;

(v) each of the items set forth in Section 5.01(j)(i), as applicable; and

(vi) such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

“Development Assets” means all Real Property acquired for development into Hotel Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Parent and its Subsidiaries. For the avoidance of doubt, Development Assets shall exclude any Redevelopment Asset.

“Disclosed Litigation” has the meaning specified in Section 3.01(e).

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Doubletree JV” means the Joint Venture interest in the Doubletree Guestsuites Times Square with Investments therein by the Parent and its Subsidiaries as of the Closing Date in an aggregate amount of $40,000,000.

“EBITDA” means , for any measurement period, the sum of (i) net income (or net loss) from continuing operations (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) gains (or losses) from sales of assets and (vii) to the extent subtracted in computing net income, (A) impairment charges and (B) income attributable to minority interests, in each case of the Parent and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such period; provided, however, that for purposes of this definition, (1) in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition of Equity Interests) by the Parent or any of its Subsidiaries during such period, EBITDA will be adjusted (y) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual EBITDA (computed as if such Asset was owned by the Parent or one of its Subsidiaries for the entire period) generated during the portion of such period that such Asset was not owned by the Parent or such Subsidiary, and (z) in the case of a disposition, by subtracting therefrom an amount equal to the actual EBITDA generated by the Asset so disposed of for such period, (2) the EBITDA attributable to any Redevelopment Asset for any measurement period shall not be less than zero, (3) any portion of EBITDA attributable to Equity Interests in Joint Ventures shall be disregarded, but only for so long as the aggregate amount (without duplication) of all Investments by the Loan Parties and their Subsidiaries in Joint Ventures after the Closing Date is not greater than $5,000,000 (exclusive of Investments in the Doubletree JV up to an aggregate amount of $45,000,000), absent which EBITDA shall be deemed to include the JV Pro Rata Share of all items described in this definition above attributable to any Joint Venture, and (4) EBITDA shall be adjusted to remove any impact from (x) non-cash amortization of stock grants to members of the Parent’s management, (y) straight line rent leveling adjustments required under GAAP, and (z) amortization of intangibles pursuant to Statement of Financial Accounting Standards number 141.

“Effective Date” means the first date on which the conditions set forth in Article III shall be satisfied.

“Eligible Assignee” means (a) with respect to the Revolving Credit Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (viii) any other Person approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of this definition and is approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged environmental injury or threat to health or safety relating to any hazardous materials or the protection of the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or legally-binding agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to Hazardous Materials or natural resources, including, without limitation, (a) those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, and (b) with respect to any Assets located in California, the California Integrated Waste Management Act (California Public Resources Code Section 40000, et seq); Title 7.3 of the California Government Code Section 66758 et seq; Title 14, Division 7 of the California Code of Regulations; Title 23, Division 3, Chapter 15 of the California Code of Regulations; and all other applicable provisions of the California Health and Safety Code, the California Public Resources Code, the California Government Code and the California Water Code.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to

Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period or, if for any reason such rate is not available, the average (rounded upward, if necessary, to the nearest 1/100 of 1%, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if the Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided, however, that if at any time the Eurodollar Rate calculated as provided above shall be lower than 1.50% per annum, the Eurodollar Rate shall be deemed to be 1.50% per annum for the purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchangeable Notes” means the 4.60% Exchangeable Senior Notes due 2027 issued pursuant to that certain Indenture, dated as of June 18, 2007, as amended by the (a) First Supplemental Indenture, dated as of June 18, 2007, (b) Second Supplemental Indenture, dated as of June 27, 2007, (c) Third Supplemental Indenture, dated as of July 29, 2008 and (d) Fourth Supplemental Indenture, dated as of May 20, 2009, each among the Borrower, as issuer, the Parent, Wells Fargo Bank, National Association, as trustee, and the other parties identified therein, and as such Indenture may be further amended from time to time.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately prior to the Closing Date, including all outstanding Debt under the Loan Documents (as defined in the Existing Credit Agreement).

“Existing Letters of Credit” means the letters of credit listed on Schedule III hereto issued under the Existing Credit Agreement.

“Extension Date” has the meaning specified in Section 2.16.

“Facility” means the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.

“Facility Exposure” means, at any date of determination, the sum of the aggregate principal amount of all outstanding Advances and the Available Amount under all outstanding Letters of Credit.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated as of the Closing Date among the Borrower, CNAI and CGMI, as the same may be amended from time to time.

“FF&E” has the meaning specified in the Security Agreement.

“FF&E Reserve” means, with respect to any Asset for any fiscal period, an amount equal to 4% of total revenues from the operation of such Asset during such fiscal period.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest (including capitalized interest) payable on, and amortization of debt discount in respect of (but not including any amortization of financing costs or prepayment penalties), all Debt for Borrowed Money (provided that to the extent interest on Debt for Borrowed Money is assessed at a floating rate, then for purposes of this definition such interest shall be calculated based upon the actual interest that was due and payable on such Debt for Borrowed Money during the applicable period), in each case of or by the Parent and its Subsidiaries for the consecutive four (4) fiscal quarters of the Parent most recently ended for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable, plus (ii) scheduled amortization of principal amounts of all Debt for Borrowed Money payable (not including maturities) by the Parent and its Subsidiaries for the consecutive four (4) fiscal quarters of the Parent most recently ended for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable, plus (iii) all dividends declared and payable, but not yet paid, on any Preferred Interests by the Parent and its Subsidiaries for the fiscal quarter of the Parent most recently ended for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable, multiplied by four. Notwithstanding the foregoing, there shall be a pro forma adjustment to the Fixed Charge Coverage Ratio to account for any reduction or increase in the principal amount of Debt outstanding under the Exchangeable Notes during the applicable measurement period and the effect of such reduction or increase on debt service payments due and payable thereunder.

“Forward Sale Agreement” means any forward sale or similar agreement relating to the Equity Interests of the Parent.

“Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Funds From Operations” means, with respect to the Parent, net income (computed in accordance with GAAP), excluding net income from minority interests, gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated Joint Ventures, provided that Funds From Operations shall exclude any impairment charges, prepayment penalties and deferred financing costs. Adjustments for unconsolidated Joint Ventures will be calculated to reflect funds from operations on the same basis.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements delivered pursuant to Section 5.01(j), as each may be amended from time to time.

“Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Hedge Agreement.

“Hotel Asset” means Real Property (other than any Joint Venture Asset) that operates or is intended to be operated as a hotel, resort or other lodging for transient use of rooms or is a structure from which a hotel, resort or other lodging for transient use of rooms is operated or intended to be operated.

“Hotel Management Agreements” means, collectively, (a) the Hotel Management Agreement, dated as of April 20, 2005, between Fairmont Hotels and Resorts (U.S.) Inc. and Sunstone MacArthur Lessee, Inc., (b) the Management Agreement, dated June 9, 1989, between CSL Newporter, Ltd. and Hyatt Corporation, as assigned to Newporter Beach Hotel Investments LLC pursuant to an Assignment of Management Agreement, Consent, and Nondisturbance Agreement, dated as of March 6, 1995, as further assigned to NorthCoast Hotels, L.L.C. pursuant to a Consent and Assumption Agreement, dated as of April, 1996, as further assigned to Patriot American Hospitality Partnership, L.P. pursuant to an Assignment of Lease Agreement, dated November 30, 1998, as further assigned to Wyndham International Operation Partnership, L.P. pursuant to an Assignment and Assumption of Management Agreements, dated as of December 1, 1998, as further assigned to Wyndham International Operating Partnership, L.P. pursuant to an Assignment of Agreement, dated as of November 17, 2000, as further assigned to WHP Hotel Lessee-1, Inc. pursuant to an Assignment and Assumption of Agreements, dated December 5, 2002, and as further assigned to Sunstone Jamboree Lessee, Inc. pursuant to an Assignment and Assumption Agreement (Hyatt Regency Newport Beach), dated as of May 13, 2005, (c) the Management Agreement, dated as of June 23, 2005, between Renaissance Hotel Management Company, LLC and WSRH LAX Airport, L.L.C., as assigned to Sunstone LA Airport Lessee Inc., (d) the Hotel Management, dated as of October 26, 2004, between Rochester RIBM Lessee, Inc. and Sunstone Hotel Properties, Inc., (e) the Hotel Management Agreement, dated as of June, 2005, between Sunstone Center Court Lessee, Inc. and Sunstone Hotel Properties, Inc., and (f) with respect to any Borrowing Base Asset added to the Collateral after the Closing Date in accordance with the terms of Section 5.01(j), the management agreement between the Manager of such Borrowing Base Asset and the applicable Subsidiary Guarantor, in each case as amended from time to time to the extent permitted under the Loan Documents.

“Indemnified Costs” has the meaning specified in Section 8.05(a).

“Indemnified Party” has the meaning specified in Section 7.06(a).

“Information” has the meaning specified in Section 9.10(a).

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interstate” means Interstate Hotels & Resorts, Sunstone Hotel Properties, Inc. or any of their respective successors or assigns.

“Interstate Master Agreement” means the Master Agreement, dated October 26, 2004, between Sunstone TRS Lessee Inc. and Sunstone Hotel Properties, Inc., as amended from time to time to the extent permitted under the Loan Documents.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Issuing Bank” means the Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Joint Venture” means any Person (a) in which the Parent or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent.

“Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.

“JV Equity Value” means, with respect to any Joint Venture, (a) the undepreciated book value of Investments by the Borrower and any of its Subsidiaries in such Joint Venture in accordance with GAAP, less (b) the JV Pro Rata Share of all Debt of such Joint Venture; provided, however, that for each New Acquisition JV, the Borrower shall have a one-time option (exercised by notice to the Administrative Agent) to elect to compute the “JV Equity Value” of such New Acquisition JV as either (A)(1) the undepreciated book value of Investments by the Borrower and any of its Subsidiaries in such New Acquisition JV in accordance with GAAP less (2) the JV Pro Rata Share of all Debt of such Joint Venture, or (B)(1) the JV Pro Rata Share of the purchase price paid for the Joint Venture Asset owned by such New Acquisition JV less (2) the JV Pro Rata Share of all Debt of such New Acquisition JV.

“JV Fee Income” means, for any measurement period, all income of the Parent and any of its Subsidiaries from asset management fees, financing fees, renovation fees or other fees received from Joint Ventures during such period.

“JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Parent and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.

“L/C Account Collateral” has the meaning specified in Section 2.18(a).

“L/C Cash Collateral Account” means an account of the Borrower to be maintained with the Administrative Agent, in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.

“L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).

“Lender Party” means any Lender, the Swing Line Bank or any Issuing Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, and (b) $25,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(b).

“Leverage Ratio” means, at any date of determination, the ratio of (a)(i) Total Debt minus (ii) the amount, if any, all restricted and unrestricted cash and Cash Equivalents on hand of the Parent and its Subsidiaries to (b) EBITDA at such date.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means, at the date of determination, the sum of (a) all unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries, plus (b) the amount, if any, by which the aggregate Revolving Credit Commitments exceeds the Facility Exposure.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement, (f) the Collateral Documents, and (g) the Post Closing Letter, in each case, as amended.

“Loan Parties” means the Parent, the Borrower and the Subsidiary Guarantors.

“Low Fixed Charge Coverage Period” has the meaning specified in Section 5.04(a)(iii).

“Management Fees” means the management fees payable with respect to a Borrowing Base Asset calculated as follows: (a) if such Borrowing Base Asset is managed by Interstate, all actual management fees payable to Interstate for the applicable fiscal period in connection with the management of such Borrowing Base Asset or (b) if such Borrowing Base Asset is not managed by Interstate, the greater of (i) 3.0% of all rental and other income from the operation of such Borrowing Base Asset for such fiscal period and (ii) all management fees payable in respect of such Borrowing Base Asset for such fiscal period.

“Manager” means, for each Borrowing Base Asset, the property manager under each Hotel Management Agreement, or, if the context requires, any other property manager who is managing any Borrowing Base Asset in accordance with the terms and provisions of the Loan Documents.

“Margin Stock” has the meaning specified in Regulation U.

“MassMutual Financing Pool Hotels” means, collectively, the Courtyard by Marriott Los Angeles, the Courtyard by Marriott San Diego, the Hilton Huntington, the Holiday Inn Express San Diego (Old Town), the Holiday Inn San Diego (Downtown), the Marriott Provo, the Marriott Rochester, the Marriott Salt Lake City, the Renaissance Concourse, the Residence Inn by Marriott Manhattan Beach and the Rochester Inn & Suites.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise) or results of operations of the Borrower or the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (d) the value of the Collateral.

“Material Contract” means, with respect to any Loan Party, each contract to which such Loan Party is a party involving aggregate consideration payable to or by such Loan Party in an amount of $10,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole.

“Material Debt” means (i) Recourse Debt in an outstanding principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $10,000,000 or more, either individually or in the aggregate (“Material Recourse Debt”), or (ii) Debt of any Loan Party or any Subsidiary of a Loan Party (other than Material Recourse Debt) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) greater than or equal to $75,000,000, either individually or in the aggregate; in each case (a) whether the primary obligation of one or more of the Loan Parties or their respective Subsidiaries, (b) whether the subject of one or more separate debt instruments or agreements, and (c) exclusive of Debt outstanding under this Agreement.

“Material Recourse Debt” has the meaning specified in the definition of Material Debt.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 3.01(a)(iii)(B).

“Mortgages” has the meaning specified in Section 3.01(a)(iii).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person.

“Net Operating Income” means, with respect to any Borrowing Base Asset for any applicable measurement period, (a) the total rental revenue and other revenues from the operation of such Borrowing Base Asset for such period, minus (b) all expenses and other proper charges incurred in connection with the operation and maintenance of such Borrowing Base Asset for such period, including, without limitation, repairs, real estate and chattel taxes, bad debt expenses and Management Fees, but before payment or provision for debt service charges, income taxes and depreciation, amortization, impairment charges and other non-cash expenses, all as determined in accordance with GAAP; provided, however, that the Net Operating Income attributable to any Redevelopment Asset for any measurement period shall not be less than zero.

“New Acquisition JV” means, at any date of determination, any Joint Venture in which the Borrower or any of its Subsidiaries has held an Equity Interest for a period of less than 18 months at such date.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property or any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary, which has incurred such Debt for Borrowed Money, and/or the Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary provided that such parent entity’s assets consist solely of Equity Interests in one or more Property-Level Subsidiaries and/or (iii) the general credit of the immediate parent entity of the immediate parent of such Property-Level Subsidiary (the “grandparent entity”) provided that such grandparent entity’s assets consist solely of Equity Interests in the immediate parent of such Property-Level Subsidiary and/or (iv) the general credit of the immediate parent entity of the grandparent entity of such Property-Level Subsidiary provided that such parent entity’s assets consist solely of Equity Interests in the grandparent of such Property-Level Subsidiary, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent or any Subsidiary of the Parent for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate. For the avoidance of doubt, the term “Non-Recourse Debt” shall not include Recourse Debt.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(b).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 2.03(c)(i).

“Patriot Act” has the meaning specified in Section 9.12.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Investments” means (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 and (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations; (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes; (e) Tenancy Leases; (f) Liens arising solely by virtue of any statutory or common law provisions relating to banks’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (g) Liens created by the Loan Documents; (h) the Permitted Encumbrances (as defined in the Mortgages); and (i) such other Liens as the Administrative Agent has approved in writing in its sole discretion.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post Closing Letter” means the letter agreement dated as of the Closing Date between the Borrower and the Administrative Agent, as the same may be amended from time to time.

“Post Petition Interest” has the meaning specified in Section 7.07(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing)

or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.

“Proposal Package” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) a description in reasonable detail of the Proposed Borrowing Base Asset certified by the Chief Financial Officer (or such person performing similar functions) of the Borrower;

(ii) an Appraisal of the Proposed Borrowing Base Asset; and

(iii) a certificate of the Chief Financial Officer (or such person performing similar functions) of the Borrower confirming that:

(A) such Proposed Borrowing Base Asset satisfies all Borrowing Base Conditions or, if a waiver or discretionary approval is required with respect to any Borrowing Base Condition, a request for such waiver or discretionary approval,

(B) the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset shall not cause or result in a Default or Event of Default,

(C) the Loan Parties are in compliance with the covenants contained in Section 5.04 (both immediately before and on a pro forma basis immediately after the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset),

(D) on the proposed date of such addition, (I) the Borrowing Base Debt Service Coverage Ratio (adjusted on a pro forma basis to account for the addition) shall be equal to or greater than 1.50:1.00 and (II) the Borrowing Base Leverage (adjusted on a pro forma basis to account for the addition) shall not exceed 55%, provided that if the Fixed Charge Coverage Ratio on the proposed date of such addition is less than 1.15:1.00, the Borrowing Base Debt Service Coverage Ratio (adjusted on a pro forma basis to account for the addition) on the proposed date of such addition shall be equal to or greater than 1.75:1.00 and the Borrowing Base Leverage (adjusted on a pro forma basis to account for the addition) on the proposed date of such addition shall not exceed 45%; provided further that on the proposed date of such addition, the Borrowing Base Debt Service Coverage Ratio (adjusted on a pro forma basis to account for the addition) shall not be less than the unadjusted Borrowing Base Debt Service Coverage Ratio that existed immediately prior to the addition and the Borrowing Base Leverage (adjusted on a pro forma basis to account for the addition) shall not exceed the unadjusted Borrowing Base Leverage that existed immediately prior to the addition, and

(E) such Proposed Borrowing Base Asset is not affected by any provision in any ground lease, franchise agreement, management agreement or other agreement affecting such Proposed Borrowing Base Asset that limits the principal amount that may be secured by a Mortgage of such Proposed Borrowing Base Asset to a principal amount that is less than the Appraised Value of such Proposed Borrowing Base Asset, or if such Proposed Borrowing Base Asset is affected by any such provision, a description of such provision in reasonable detail.

“Proposed Borrowing Base Asset” means a Hotel Asset or Redevelopment Asset that the Borrower proposes be added as a Borrowing Base Asset in accordance with Section 5.01(j)(ii).

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Purchasing Lender” has the meaning specified in Section 2.17(a).

“Qualifying Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options exercisable at the option of the lessee) of 30 years or more from the date on which the Asset to which such ground lease relates was acquired by the applicable Loan Party; (b) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (c) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (d) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.

“Recourse Debt” means Debt for which the Parent or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of any Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements.

“Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies and personal property in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.

“Redevelopment Assets” means all Hotel Assets either (i) acquired by the Parent or any of its Subsidiaries with a view toward renovating or rehabilitating same at an aggregate anticipated cost in excess of 10% of the acquisition cost of such Hotel Asset, or (ii) designated by a Loan Party in a notice to the Administrative Agent as a Redevelopment Asset with respect to which the Borrower intends to renovate or rehabilitate such asset at an aggregate anticipated cost in excess of 10% of the Appraised Value thereof. Each Redevelopment Asset shall continue to be classified as a Redevelopment Asset hereunder until the date that is eighteen (18) months following the achievement of Substantial Completion with respect to such Asset, following which such Asset shall be classified as a Hotel Asset hereunder.

“Reference Bank” means Citibank, N.A.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.

“Replacement Lender” has the meaning specified in Section 9.01(b).

“Required Lenders” means, at any time, Lenders owed or holding greater than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Responsible Officer” means any officer of, or any officer of any general partner or managing member of, any Loan Party or any of its Subsidiaries.

“Restricting Information” has the meaning specified in Section 9.10(b).

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“Secured Obligations” means, collectively, the “Secured Obligations” as defined in Section 2 of the Security Agreement.

“Secured Parties” means the Agents and the Lender Parties.

“Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Selling Lender” has the meaning specified in Section 2.17(a).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Smith Travel Research” means Smith Travel Research or a substitute lodging industry research company proposed by the Borrower and approved by the Administrative Agent and the Required Lenders.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

“Subordinated Obligations” has the meaning specified in Section 7.07.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.

“Subsidiary Guarantor Requirements” means the obligation of each Subsidiary Guarantor and each direct and indirect parent thereof (other than the Parent and the Borrower) to at all times include in its constitutive documents the provisions set forth in Schedule IV hereto (as such provisions are modified solely for the purposes of conforming to the defined terms in the constitutive documents).

“Substantial Completion” means, with respect to any Redevelopment Asset and as of any relevant date of determination, the substantial completion of all material renovation and rehabilitation work then planned with respect to such Asset.

“Supplemental Collateral Agent” has the meaning specified in Section 8.01(b).

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after the Closing Date, including the Existing Letters of Credit.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means CNAI, in its capacity as the Lender of Swing Line Advances, and its successors and permitted assigns in such capacity.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank, the amount of the Swing Line Facility set forth in Section 2.01(c), as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” has the meaning specified in Section 2.01(c).

“Taxes” has the meaning specified in Section 2.12(a).

“Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose.

“Termination Date” means the earlier of (a) July 17, 2011, subject to the extension thereof pursuant to Section 2.16 and (b) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitments and the Swing Line Commitment pursuant to Section 2.05 or 6.01.

“Total Debt” means, at any date of determination, all Consolidated Debt of the Parent and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent for which financial statements are required or were required under the Existing Credit Agreement to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, of this Agreement or the Existing Credit Agreement, as applicable.

“Total Borrowing Base Asset Value” means an amount equal to the sum of the Borrowing Base Asset Values for all Borrowing Base Assets.

“Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory.

“Transfer” has the meaning specified in Section 5.02(d)(ii).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Fee” has the meaning specified in Section 2.08(a).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit and to continue any Existing Letter of Credit (set forth on Schedule III hereto) (collectively, the “Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 60 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such Issuing Bank not to exceed such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 60 days before the Termination Date and (A) in the case of a Standby Letter of Credit one year after the date of issuance thereof, but may by its terms be automatically renewable or renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, 60 days after the date of issuance thereof; provided, however, that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 60 days before the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Each Standby Letter of Credit shall contain a provision authorizing the Issuing Bank that issued such Letter of Credit to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a “Default Termination Notice”) terminating such Letter of Credit and giving such beneficiary 15 days to draw such Letter of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

(c) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank agrees to make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $10,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $250,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 10:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier or e-mail, in each case specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the seventh day after the requested date of such Borrowing and (B) the Termination Date). The Swing Line Bank shall, before 1:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 12:00 Noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than 10 separate Borrowings outstanding at any time.

(d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e-mail or by means of the Platform. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If (y) the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion and (z) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(c) Letter of Credit Participations; Drawing and Reimbursement. (i) Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed, and with respect to the Existing Letters of Credit, the Issuing Bank shall be deemed upon the date hereof, to have sold and transferred to each Lender, and each Lender (in its capacity under this Section 2.03(c), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant’s Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Credit Commitments or the Lenders’ respective Pro Rata Shares pursuant to Section 9.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this

Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Lenders, as the case may be.

(ii) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation with respect to the other Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for the Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment)

(iii) The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. In the event that the Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.04(c), the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. dollars and in same day funds. Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.

(iv) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, the Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04. Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(b) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of (i) the Swing Line Bank and (ii) each other Lender that has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Swing Line Borrowing) and the Termination Date.

(c) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to reimburse the Issuing Bank with respect thereto) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any Collateral or other collateral, release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor, provided that, notwithstanding the foregoing, an Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence or willful misconduct.

SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 (or in the case of the Swing Line Facility, $250,000) or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility.

(b) Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon same day notice in the case of Base Rate Advances and one Business Day’s notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

(b) Mandatory. (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances and, to the extent all Advances have been prepaid, make a deposit, to the extent necessary, in the L/C Cash Collateral Account, in an amount equal to (A) the amount by which the Facility Exposure exceeds the Facility on such Business Day, (B) after taking into account any payments made pursuant to clauses (A) and (C), the amount of Total Debt which causes the Leverage Ratio to exceed the applicable maximum Leverage Ratio set forth in Section 5.04(a)(i) on such Business Day, and (C) after taking into account any payments made pursuant to clauses (A) and (B), the amount of the Facility which causes the Borrowing Base Leverage to exceed the applicable maximum Borrowing Base Leverage set forth in Section 5.04(b)(i) on such Business Day.

(ii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.

(iii) Prepayments of the Revolving Credit Facility made pursuant to clauses (i) and (ii) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable.

(iv) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each December, March, June and September during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or

(a)(ii) above, and the applicable rate, if any, furnished by the Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.

(d) Interest Rate Determination. (i) The Administrative Agent shall obtain from the Reference Bank, to the extent available, timely information for the purpose of determining each Eurodollar Rate.

(ii) If Reuters Screen LIBOR01 Page is unavailable and the Reference Bank is unable to furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(A) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(B) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(C) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.08. Fees. (a) Unused Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance or the Assumption Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the date of the initial Borrowing hereunder, and thereafter quarterly on the last day of each December, March, June and September, commencing June 30, 2009, and on the Termination Date. The Unused Fee payable for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Lender during such period at the rate of 0.50% per annum.

(b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears, (a) quarterly on the last day of each December, March, June and September, commencing June 30, 2009, and (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time.

(ii) The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree. For the avoidance of doubt, the extension or renewal of an issued Letter of Credit shall not require the payment of additional fees or charges.

(c) Agents’ Fees. The Borrower shall pay to each Agent for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and such Agent.

(d) Extension Fee. The Borrower shall pay to the Administrative Agent on the Extension Date, for the account of each Lender, a Facility extension fee, in an amount equal to 0.25% of each Lender’s Revolving Credit Commitment then outstanding.

(e) Consent Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent, for the account and benefit of each consenting Lender, a consent fee equal to 0.50% of such Lender’s Commitment.

(f) Low DSCR Fee. During any Low Fixed Charge Coverage Period, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee, payable in arrears, (i) quarterly on the last day of each December, March, June and September, and (ii) on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Facility Exposure during such quarter at the rate per quarter equal to 0.25%.

SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) adopted or made after the date hereof, there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if after the date of this Agreement the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each

Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(e) If any Lender Party requests compensation under this Section 2.10, or if the Borrower is required to pay any additional amount to any Lender Party or any governmental authority for the account of any Lender Party pursuant to this Section 2.10, then the Borrower may, at its sole expense and effort, upon notice to such Lender Party and the Administrative Agent, require such Lender Party to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender Party, if a Lender Party accepts such assignment), provided that:

(i) such Lender Party shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 2.10 and any amounts of the type referred to in Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation or payments required to be made pursuant to this Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii) such assignment does not conflict with applicable laws.

A Lender Party shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender Party or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative

Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04, Section 22 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a), (b)(i) and (d) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;

(viii) eighth, to the payment of the principal amount of all of the outstanding Advances and any reimbursement obligations that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date, and to deposit into the L/C Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and

(ix) ninth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Lender Parties on such date.

SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise or other similar taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or any other Loan Document (hereinafter referred to as “Other Taxes”), provided that each Lender Party will, upon request of the Borrower (such request not to be unduly burdensome to such Lender Party and with respect to information concerning such Lender Party), provide information necessary to avoid the imposition of such Other Taxes. Nothing herein shall oblige a Lender Party to disclose any information that it reasonably considers to be confidential.

(c) The Borrower shall indemnify each Lender Party and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or, if such receipts are not obtainable, other evidence of such payments by the Borrower reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms W8-ECI or W8-BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the forms provided by a

Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W8-ECI or W8-BEN, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W-9 (or any successor form).

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise materially disadvantageous to such Lender Party.

(h) If any Lender Party or the Administrative Agent receives a refund (including if such refund is not actually received but is applied against other Tax or Other Tax obligations owed by such Lender Party or Administrative Agent to the same taxing authority) of Taxes or Other Taxes paid by the Borrower or for which the Borrower has indemnified any Lender Party or the Administrative Agent, as the case may be, pursuant to this Section 2.12, then such Lender Party or the Administrative Agent, as applicable, shall pay such amount, net of any expenses incurred by such Lender Party or the Administrative Agent, to the Borrower within 30 days of the receipt of such Taxes or Other Taxes. Notwithstanding the foregoing, (i) the Borrower shall not be entitled to review the tax records or financial information of any Lender Party or the Administrative Agent and (ii) neither the Administrative Agent nor any Lender Party shall have any obligation to pursue (and no Loan Party shall have any right to assert) any refund of Taxes or Other Taxes that may be paid by the Borrower.

SECTION 2.13. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share

(according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely for general corporate purposes of the Borrower and its Subsidiaries (other than the repurchase of shares of common stock of the Parent), for Asset acquisitions, to refinance the Existing Debt and to pay fees and expenses related to the Facilities.

SECTION 2.15. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.16. Extension of Termination Date. At least 30 days but not more than 60 days prior to the Termination Date, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single one-year extension of the Termination Date. The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at the Termination Date (the “Extension Date”), be extended for an additional one year period; provided that as of the Extension Date, (a) the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a duly authorized officer of the Borrower, dated the Extension Date, stating that: (x) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the Extension Date, (y) no Default has occurred and is continuing or would result from such extension and (z) the Fixed Charge Coverage Ratio is greater than 1.15:1.00, (b) the Administrative Agent shall have received payment by the Borrower of the fee described in Section 2.08(d), and (c) the Borrower shall have executed and delivered to the Administrative Agent (in recordable form, if required by local law) any extension agreement requested by the Administrative Agent, in form and substance satisfactory to the Administrative Agent, with respect to each Borrowing Base Asset and endorsements and other assurances as the Administrative Agent may reasonably require to confirm the Mortgage Policies. In the event that an extension is effected pursuant to this Section 2.16, the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of the Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.

SECTION 2.17. Reallocation of Lender Pro Rata Shares

(a) The Revolving Credit Advances made under the Existing Credit Agreement shall be deemed to made under this Agreement on the date hereof, without executing any other documentation, and shall be reallocated as follows: (a) On the Closing Date, each Lender that will have a greater Pro Rata Share upon the Closing Date than its Pro Rata Share (under and as defined in the Existing Credit Agreement) immediately prior to the Closing Date (including any new Lender with a Revolving Credit Commitment) (each, a “Purchasing Lender”), without executing an Assignment and Acceptance, shall be deemed to have purchased assignments pro rata from each Lender that will have a smaller Pro Rata Share upon the Closing Date than its Pro Rata Share (under and as defined in the Existing Credit Agreement) immediately prior to the Closing Date (each, a “Selling Lender”) in all such Selling Lenders’ rights and obligations under this Agreement and the other Loan Documents as a Lender with respect to the Revolving Credit Commitments (collectively, the “Assigned Rights and Obligations”) so that, after giving effect to such assignments, each Lender shall have its respective Revolver Pro Rata Share as set forth in Schedule I. Each such purchase hereunder shall be at par for a purchase price equal to the principal amount of the loans and without recourse, representation or warranty, except that each Selling

Lender shall be deemed to represent and warrant to each Purchasing Lender that the Assigned Rights and Obligations of such Selling Lender are not subject to any Liens created by that Selling Lender.

(b) The Administrative Agent shall calculate the net amount to be paid or received by each Lender in connection with the assignments effected hereunder on the Closing Date. Each Lender required to make a payment pursuant to this Section shall make the net amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 Noon (New York time) on the Closing Date. The Administrative Agent shall distribute on the Closing Date the proceeds of such amounts to the Lenders entitled to receive payments pursuant to this Section, pro rata in proportion to the amount each such Lender is entitled to receive at the primary address set forth in Schedule I or at such other address as such Lender may request in writing to the Administrative Agent.

SECTION 2.18. L/C Cash Collateral Account. (a) Grant of Security. The Borrower hereby pledges to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, and hereby grants to the Administrative Agent, as collateral agent for the ratable benefit of the Lender Parties, a security interest in, the Borrower’s right, title and interest in and to the L/C Cash Collateral Account and all (i) funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account, (ii) and all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent, as collateral agent for or on behalf of the Borrower, in substitution for or in addition to any or all of the then existing L/C Account Collateral and (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Account Collateral, in each of the cases set forth in clauses (i), (ii) and (iii) above, whether now owned or hereafter acquired by the Borrower, wherever located, and whether now or hereafter existing or arising (all of the foregoing, collectively, the “L/C Account Collateral”).

(b) Maintaining the L/C Account Collateral. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment:

(i) the Borrower will maintain all L/C Account Collateral only with the Administrative Agent, as collateral agent; and

(ii) the Administrative Agent shall have the sole right to direct the disposition of funds with respect to the L/C Cash Collateral Account subject to the provisions of this Agreement, and it shall be a term and condition of such L/C Cash Collateral Account that, except as otherwise provided herein, notwithstanding any term or condition to the contrary in any other agreement relating to the L/C Cash Collateral Account, as the case may be, that no amount (including, without limitation, interest on Cash Equivalents credited thereto) will be paid or released to or for the account of, or withdrawn by or for the account of, the Borrower or any other Person from the L/C Cash Collateral Account; and

(iii) the Administrative Agent may (with the consent of the Required Lenders and shall at the request of the Required Lenders), at any time and without notice to, or consent from, the Borrower, transfer, or direct the transfer of, funds from the L/C Account Collateral to satisfy the Borrower’s Obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

(c) Investing of Amounts in the L/C Cash Collateral Account. The Administrative Agent will, from time to time invest (i)(A) amounts received with respect to the L/C Cash Collateral Account in such Cash Equivalents credited to the L/C Cash Collateral Account as the Borrower may select and the Administrative Agent, as collateral agent, may approve in its reasonable discretion, and (B) interest paid on the Cash Equivalents referred to in clause (i)(A) above, and (ii) reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents credited in the same manner. Interest and proceeds that are not invested or reinvested in Cash Equivalents as provided above shall be deposited and held in the L/C Cash Collateral Account. In addition, the Administrative Agent shall have the right at any time to exchange such Cash Equivalents for similar Cash Equivalents of smaller or larger determinations, or for other Cash Equivalents, credited to the L/C Cash Collateral Account.

(d) Release of Amounts. So long as no Event of Default under the Credit Agreement shall have occurred and be continuing, the Administrative Agent will pay and release to the Borrower or at its order or, at the request of the Borrower, to the Administrative Agent to be applied to the Obligations of the Borrower under the Loan Documents such amount, if any, as is then on deposit in the L/C Cash Collateral Account.

(e) Remedies. Upon the occurrence and during the continuance of any Event of Default, in addition to the rights and remedies available pursuant to Article VI hereof and under the other Loan Documents, (i) the Administrative Agent may exercise in respect of the L/C Account Collateral all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected L/C Account Collateral), and (ii) the Administrative Agent may, without notice to the Borrower, except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Obligations of the Borrower under the Loan Documents against any funds held with respect to the L/C Account Collateral or in any other deposit account.

ARTICLE III

CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The obligation of each Lender to make an Advance or of any Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a) The Administrative Agent shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) A Note payable to the order of each Lender requesting the same.

(ii) A security agreement in substantially the form of Exhibit G hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Security Agreement”), duly executed by each Loan Party that owns Borrowing Base Assets, together with:

(A) acknowledgment copies of proper financing statements, duly filed on or before the day of the Initial Extension of Credit under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents, covering the Collateral described therein,

(B) completed requests for information, dated on or before the date of the Initial Extension of Credit, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above and in such other jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such other financing statements,

(C) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

(D) certificated Equity Interests in each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset and stock powers and membership interest powers with respect thereto executed in blank, all in form and substance acceptable to the Administrative Agent,

(E) evidence of the insurance required by the terms of the Security Agreement,

(F) copies of the Assigned Agreements referred to in the Security Agreement, including, without limitation, each of the Hotel Management Agreements with respect to each Borrowing Base Asset and the Interstate Master Agreement, together with a consent to such assignment, in substantially the form of Exhibit B to the Security Agreement, duly executed by each party to such Assigned Agreements other than the Loan Parties,

(G) certified copies of each management agreement and franchise agreement, and all amendments thereto, entered into on or before the Closing Date with respect to each Hotel Asset comprising a Borrowing Base Asset,

(H) certified copies of all leases (including, without limitation, all leases with Affiliates) and Material Contracts relating to each Borrowing Base Asset,

(I) a subordination agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the manager of each Hotel Asset comprising a Borrowing Base Asset,

(J) a franchisor comfort letter in form and substance satisfactory to the Administrative Agent, executed and delivered by each franchisor of each Hotel Asset comprising a Borrowing Base Asset, and

(K) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC termination statements, account control agreements and landlords’ and bailees’ waiver and consent agreements).

(iii) Deeds of trust, trust deeds and mortgages in substantially the form of Exhibit H hereto (together with each other deed of trust, trust deed and mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”) and assignments of leases and rents in substantially the form of Exhibit J hereto (together with each other assignment of leases and rents delivered pursuant to Section 5.01(j), in each case as amended, the “Assignments of Leases”) (in each case with such changes as may be required to account for local law matters and otherwise satisfactory in form and substance to the Administrative Agent) covering all Borrowing Base Assets, duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages and Assignments of Leases have been duly executed, acknowledged and delivered on or before the day of the Initial Extension of Credit and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the collateral described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements where available) and in amounts (not to exceed $85,000,000 in the aggregate) acceptable to the Administrative Agent, issued by title insurers acceptable to the Administrative Agent (it being acknowledged that First American Title Insurance Company is a title insurer acceptable to the Administrative Agent as of the Closing Date), insuring the Mortgages to be valid first and subsisting Liens in favor of the Collateral Agent on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances (as defined in the Mortgages), and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys for which all necessary fees have been paid, dated no more than 45 days before the date of their delivery to the Collateral Agent, certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other plottable dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(D) zoning reports as to the properties described in the Mortgages, in form and substance reasonably acceptable to the Administrative Agent and from Planning and Zoning Resources Corp. or another professional firm reasonably acceptable to the Administrative Agent,

(E) engineering, soils, seismic, environmental and other similar reports as to the properties described in the Mortgages, in form and substance and from professional firms reasonably acceptable to the Administrative Agent,

(F) estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of any leased Borrowing Base Assets listed on Schedule 4.01(r) hereto, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledge by the fee owner of the affected leased Borrowing Base Asset, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(G) evidence of the insurance required by the terms of the Mortgages,

(H) copies of all material licenses, permits and approvals, including, without limitation, any liquor license, innkeeper’s license and certificate of occupancy for each Borrowing Base Asset,

(I) copies of all Liens on the Borrowing Base Assets, including, without limitation, reciprocal easement agreements, easements and other items of record,

(J) estoppel certificates from the counterparties to the reciprocal easement agreements affecting the Borrowing Base Assets, in form and substance acceptable to the Administrative Agent,

(K) estoppel certificates and subordination, non-disturbance and attornment agreements from retail tenants at each Borrowing Base Asset where the annual rent under the applicable lease exceeds $30,000 per annum, in form and substance acceptable to the Administrative Agent,

(L) a Certification of Non-Foreign Status for each Loan Party that owns or leases a Borrowing Base Asset,

(M) an Appraisal of each Borrowing Base Asset described in the Mortgages,

(N) forecasts for the current Fiscal Year for each Borrowing Base Asset, and

(O) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary or desirable and evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(iv) Certified copies of the resolutions of the Board of Directors, general partner or managing member, as applicable, of each Loan Party and of each general partner or managing member (if any) of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner or managing member, as the case may be, on file in such Secretary’s office and (2) such Loan Party, general partner or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.

(vi) A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner or managing member, that such Loan Party, general partner or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.

(vii) A certificate of each Loan Party and of each general partner or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner or managing member, as applicable, by its President or a Vice President and its Secretary or any

Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the date of the Initial Extension of Credit), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the date of the Initial Extension of Credit, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner or managing member, as applicable, (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Initial Extension of Credit and (E) the absence of any event occurring and continuing, or resulting from the Initial Extension of Credit, that constitutes a Default.

(viii) A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner or managing member of any Loan Party) and of each general partner or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(ix) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements for the years ending December 31, 2006, December 31, 2007 and December 31, 2008, audited annual financial statements for the year ending December 31, 2008, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the day of the Initial Extension of Credit) and financial projections for the Parent’s consolidated operations, and for each Borrowing Base Asset.

(x) Evidence of insurance with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties.

(xi) An opinion of Sullivan & Cromwell LLP, counsel for the Loan Parties, in substantially the form of Exhibit E-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xii) An opinion of Venable LLP, Maryland counsel for the Loan Parties, in substantially the form of Exhibit E-2 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiii) Opinions of local counsel for the Loan Parties in the states in which the Borrowing Base Assets are located, in substantially the form of Exhibit E-3 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(xiv) An opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(xv) A Notice of Borrowing or Notice of Issuance, as applicable, and a Borrowing Base Certificate relating to the Initial Extension of Credit.

(xvi) The Cash Management Agreement and the Control Agreement, each duly executed by the Loan Parties and the other parties thereto;

provided, however, that for the avoidance of doubt, any closing deliverable delivered in accordance with the terms of the Post Closing Letter shall satisfy the requirements of this Section 3.01(a) with respect to such closing deliverable.

(b) The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.

(c) [Reserved]

(d) Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no Material Adverse Change since December 31, 2008.

(e) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to Borrower’s knowledge, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(f) All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.

(g) The Borrower shall have entered into the Hedge Agreements required under Section 5.01(n) if any are required by such Section.

(h) The Borrower shall have paid all accrued fees of the Agents and the Lender Parties and all reasonable, out-of-pocket expenses of the Agents (including the reasonable fees and expenses of counsel to the Agents, subject to the terms of the Fee Letter).

(i) The Borrower shall have delivered to the Administrative Agent UCC, judgment, tax, litigation and bankruptcy searches on the Loan Parties and the contents of such searches shall be satisfactory to the Administrative Agent.

(j) Each Subsidiary Guarantor and each direct and indirect parent thereof (other than the Parent and the Borrower) shall have complied with the Subsidiary Guarantor Requirements and provided evidence of such compliance reasonably satisfactory to the Administrative Agent.

SECTION 3.02. Conditions Precedent to Each Borrowing, Issuance and Renewal. The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, the extension of Commitments pursuant to Section 2.16 and the right of the Borrower to request a Swing Line Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing, issuance, renewal, extension or increase (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, the Swing Line Bank or such Issuing Bank (x) a Borrowing Base Certificate dated the date of such Borrowing, issuance or renewal and (y) a certificate signed by a duly authorized officer of the Borrower, dated the date of such Borrowing, issuance, renewal, extension or increase, stating that:

(i) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to (A) such Borrowing, issuance, renewal, extension or increase and (B) in the case of any Borrowing or issuance or renewal, the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations or warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(ii) no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, issuance, renewal, extension or increase or (B) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and

(iii) for each Revolving Credit Advance or Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit, (A) the Borrowing Base Debt Service Coverage Ratio is equal to or greater than 1.50:1.00, provided that if the Fixed Charge Coverage Ratio is less than 1.15:1.00, the certificate shall state that the Borrowing Base Debt Service Coverage Ratio is equal to or greater than 1.75:1.00, and (B) before and after giving effect to such Advance, issuance or renewal, the Parent shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Organization and Powers; Qualifications and Good Standing. Each Loan Party and each of its Subsidiaries and each general partner or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Parent is organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its methods of operation enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. All of the outstanding Equity Interests in the Parent have been validly issued, are fully paid and non-assessable, and all membership Equity Interests in the Borrower that are owned by the Parent are owned free and clear of all Liens.

(b) Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens (other than Permitted Liens).

(c) Due Authorization; No Conflict. The execution and delivery by each Loan Party and of each general partner or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder, and the consummation of the transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner or managing member of any Loan Party, except for the item described in Part I of Schedule 4.01(d) hereto or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation of the transactions contemplated by the Loan Documents, except for the item described in Part I of Schedule 4.01(d) hereto, (ii) the grant by any Loan Party (or the general partner or managing member of such Loan Party) of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (iv) the exercise by the Administrative Agent, the Collateral Agent or any Lender Party of its rights or remedies under the Loan Documents or remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Part II of Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

(e) Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner or managing member (if any) of each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner or managing member (if any) of each Loan Party party thereto, enforceable against such Loan Party, general partner or managing member, as the case may be, in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(f) Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated by the Loan Documents, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner or managing member (if any) of any Loan Party, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(g) Financial Condition. The Consolidated balance sheets of the Parent and its Subsidiaries as at December 31, 2008 and the related Consolidated statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheets of the Parent and its Subsidiaries as at March 31, 2009, and the related Consolidated statements of income and Consolidated statement of cash flows of the Parent and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of such balance sheet as at March 31, 2009, and such statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2008, there has been no Material Adverse Change.

(h) Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(ix) or 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent’s best estimate of its future financial performance.

(i) Disclosure. No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j) Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) Certain Governmental Regulations. Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l) Materially Adverse Agreements. To the knowledge of such Loan Party, neither such Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that would be reasonably likely to have a Material Adverse Effect.

(m) Perfection and Priority of Security Interests. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents (other than the Mortgages and the Assignments of Leases) have been duly made or taken and are in full force and effect, and the Collateral Documents (other than the Mortgages and the Assignments of Leases) create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (other than the Collateral described in the Mortgages and the Assignments of Leases), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Mortgages and the Assignments of Leases will be duly made or taken upon the recordation of the Mortgages and the Assignments of Leases in the applicable land records and will be in full force and effect as and from such recordation, and the Mortgages and the Assignments of Leases (i) create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in that portion of the Collateral described in the Mortgages and the Assignments of Leases that constitutes real property or interests therein and (ii) will, together with such filings and other actions, upon such recordation of the Mortgages and the Assignments of Leases, create in favor of the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest in that portion of the Collateral described in the Mortgages and the Assignments of Leases that constitutes real property or interests therein, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest will be duly taken.

(n) Existing Debt. There is no Existing Debt that is not Surviving Debt.

(o) Surviving Debt. Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(p) Liens. Set forth on Schedule 4.01(p) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party or any of its Subsidiaries that directly or indirectly own any Borrowing Base Asset, and (ii) all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing Debt for Borrowed Money; in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(q) Real Property. Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Real Property owned in fee by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof. Each Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such Real Property, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(r) Leases of Real Property. Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all leases of Real Property under which any Loan Party or any of its Subsidiaries is the lessee of Real Property from an entity that is not an Affiliate of the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(s) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(s) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without material ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that would reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) Except as otherwise set forth on Part II of Schedule 4.01(s) hereto, none of the properties currently or to the knowledge of each Loan Party and any of its Subsidiaries formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any leaking underground or leaking above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed in a manner that could be expected to result in liability under any Environmental Law on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; any asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries is in good condition and in compliance with Environmental laws; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in a manner that would reasonably be expected to result in a material liability.

(iii) Except as otherwise set forth on Part III of Schedule 4.01(s) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(t) Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply would reasonably be expected to have a Material Adverse Effect.

(u) Force Majeure. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

(v) Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

(w) Solvency. Each Loan Party is individually and together with its Subsidiaries, Solvent.

(x) Sarbanes-Oxley. Except as set forth on Schedule 4.01(x), no Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.

(y) ERISA Matters. (i) Set forth on Schedule 4.01(y) hereto is a complete and accurate list of all Plans and Welfare Plans.

(ii) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(z) Borrowing Base Conditions. Each of the Assets listed on Schedule II (as supplemented or updated from time to time pursuant to Sections 5.01(j) or 5.03(n)) hereto satisfies all of the Borrowing Base Conditions (except with respect to those Borrowing Base Conditions for which a waiver or discretionary approval has been expressly granted in accordance with Section 5.01(j)(ii)).

(aa) Intellectual Property. No Loan Party owns any material Intellectual Property.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970; provided, however that the failure to comply with the provisions of this Section 5.01(a) shall not constitute a default hereunder so long as such non-compliance is being contested in good faith or would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien or Liens upon (A) any Borrowing Base Asset in any material amount or (B) any other asset or assets of the Loan Parties in an aggregate amount for all such Liens of $25,000,000 or more; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, as required by any Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any of the foregoing to the extent that its obligation to do so is being contested in good faith and by proper proceedings or the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, with respect to the Borrowing Base Assets, the insurance required by the terms of the Mortgages) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate, and the Borrower shall use its commercially reasonable efforts to maintain insurance that is not lower in amount or less comprehensive in coverage than the respective insurance amounts and coverages maintained by the Loan Parties and their Subsidiaries on the Closing Date, provided that in no event will any Loan Party’s property insurance provide less than $200,000,000 in all-risk coverage on a per-occurrence basis.

(e) Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), permits, licenses, approvals and franchises except, in the case of Subsidiaries of the Borrower only, if in the reasonably business judgment of such Subsidiary it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve such rights or franchises is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(c) or (d) below).

(f) Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or Lender Parties, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managing members, officers or directors and with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which materially complete and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so would not have a Material Adverse Effect.

(i) Transactions with Affiliates. Conduct all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j) Covenant to Guarantee Obligations and Give Security. (i) (A) In connection with the delivery of the Deliverables pursuant to Section 5.01(j)(ii) or (B) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party that directly or indirectly owns or leases a Borrowing Base Asset, cause each such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so), to (1) duly execute and deliver to the Administrative Agent (w) a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents, (x) a security agreement supplement in form and substance reasonably satisfactory to the Administrative Agent, (y) a Cash Management Agreement supplement in the form attached to the Cash Management Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (z) a Control Agreement amendment in form and substance reasonably satisfactory to the Administrative Agent, and (2) to deliver to the Collateral Agent, 100% of the certificated Equity Interests in each such Subsidiary and each direct and indirect parent of such Subsidiary (other than the Parent and the Borrower) and stock powers and membership interest powers with respect thereto executed in blank, all in form and substance reasonably acceptable to the Administrative Agent.

(ii) With the Borrower’s written request to the Administrative Agent that any Proposed Borrowing Base Asset be added as a Borrowing Base Asset, deliver (or cause to be delivered) to the Administrative Agent, at the Borrower’s expense, a Proposal Package with respect to such Proposed Borrowing Base Asset. Within ten (10) Business Days after receipt of a complete Proposal Package, the Administrative Agent shall give notice to the Borrower of whether the Required Lenders have approved such Proposed Borrowing Base Asset as a Borrowing Base Asset subject to the delivery of all Deliverables pursuant to this Section 5.01(j)(ii) (any such notice comprising an approval, a “Conditional Approval Notice”). The Required Lenders shall not unreasonably withhold such approval so long as such Proposed Borrowing Base Asset satisfies all of the Borrowing Base Conditions. Except as expressly set forth below, no Proposed Borrowing Base Asset shall be added as a Borrowing Base Asset unless a Conditional Approval Notice with respect thereto shall have been issued. Within 10 days after receipt by the Borrower of a Conditional Approval Notice (which period may be extended in the discretion of the Administrative Agent, at the Borrower’s request, for an additional 30 days without the approval of the Required Lenders), the Borrower shall, at its expense, deliver (or cause to be delivered) to the Administrative Agent the Deliverables pertaining to the applicable Proposed Borrowing Base Asset. No Proposed Borrowing Base Asset for which a Conditional Approval Notice has been given shall be considered to have been added as a Borrowing Base Asset hereunder unless and until all Deliverables shall have been delivered to the Administrative Agent, and the Administrative Agent shall have confirmed in writing its satisfaction with the same in accordance with the standard applicable to each Deliverable. Notwithstanding the foregoing, the failure of any Proposed Borrowing Base Asset to comply with one or more of the Borrowing Base Conditions or the other requirements of this Section 5.01(j)(ii) shall not preclude the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset so long as the Required Lenders shall have expressly consented to the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset notwithstanding the failure to satisfy such conditions or requirements, as applicable.

(iii) At any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as any Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Assignments of Leases, pledges, assignments, security agreement supplements and security agreements.

(k) Further Assurances. (i) Promptly upon reasonable request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, account control agreements, mortgages, deeds of trust, trust deeds, assignments of leases and rents, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests now or hereafter intended to be covered by any of the Collateral Documents to the Liens intended to be created thereunder, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(l) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except where to do otherwise would not be reasonably likely to result in a Material Adverse Effect.

(m) Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease for a Borrowing Base Asset and is not otherwise reasonably likely to result in a Material Adverse Effect, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

(n) Interest Rate Hedging. Enter into prior to the Closing Date, and maintain at all times thereafter, interest rate Hedge Agreements (i) with Persons acceptable to the Administrative Agent, (ii) providing either an interest-rate swap for a fixed rate of interest reasonably acceptable to the Administrative Agent or an interest-rate cap at an interest rate reasonably acceptable to the Administrative Agent, (iii) covering a notional amount equal to the amount, if any, by which (A) 66  2/3% of Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries exceeds (B) all Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries then accruing interest at a fixed rate reasonably acceptable to the Administrative Agent and (iv) otherwise on terms and conditions reasonably acceptable to the Administrative Agent, provided that the Lenders hereby acknowledge that the Hedge Agreements in place on the Closing Date fully satisfy the requirements of this Section 5.01(n).

(o) Maintenance of REIT Status. In the case of the Parent, at all times, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT.

(p) NYSE Listing. In the case of the Parent, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ

and (ii) file all reports required to be filed by it in connection therewith in a timely manner, taking into account the effect of any extensions allowed by the New York Stock Exchange, the American Stock Exchange or NASDAQ, as the case may be, or the Securities and Exchange Commission.

(q) Sarbanes-Oxley. Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.

(r) Cash Management. Comply with the terms and provisions of the Cash Management Agreement.

(s) Subsidiary Guarantor Requirements. Cause each Subsidiary Guarantor and each direct and indirect parent thereof (other than the Parent and the Borrower) to (i) maintain in its constitutive documents the provisions referred to in the definition of Subsidiary Guarantor Requirements, (ii) not amend or modify such provisions and (iii) comply with such provisions at all times.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent) and their respective Subsidiaries:

(i) Permitted Liens;

(ii) Liens described on Schedule 4.01(p) hereto;

(iii) purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(iv) Liens arising in connection with Capitalized Leases, provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(v) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or acquired by such Loan Party or such Subsidiary;

(vi) Liens securing Non-Recourse Debt, provided that no such Lien shall extend to or cover any Borrowing Base Assets or other Collateral;

(vii) the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or in the same property theretofore subject thereto or the replacement, extension, refunding, refinancing or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(viii) Liens affecting Borrowing Base Assets that secure Debt of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (vii) above or clause (ix) below, provided that the amount of Debt secured by such Liens shall not exceed $500,000 in the aggregate outstanding at any one time; and

(ix) Liens securing Debt of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above, provided that such Liens do not affect any Borrowing Base Asset and the amount of Debt secured by such Liens shall not exceed $2,000,000 in the aggregate outstanding at any one time.

(b) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof; or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development and management of hotel and resort assets primarily in the United States consistent in quality with the Hotel Assets presently owned by the Borrower and its Subsidiaries, and other business activities incidental thereto, including, without limitation, the operation of real estate and hospitality internet purchasing systems.

(c) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Parent (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party or another Loan Party is the surviving entity, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner or direct lessee of a Borrowing Base Asset) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or

Subsidiary of a Loan Party shall be permitted to effect any Transfer of Assets through the sale of Equity Interests in the Subsidiary of such Loan Party that owns such Assets so long as Section 5.02(d) would otherwise permit the Transfer of all Assets owned by such Subsidiary at the time of such sale of Equity Interests.

(d) Sales, Etc. of Assets. (i) In the case of the Parent, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any assets and (ii) in the case of the Loan Parties (other than the Parent), sell, lease (other than enter into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clause (ii) of this subsection (d) being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof) other than the following Transfers, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:

(A) the Transfer of any Asset or Assets that are not Borrowing Base Assets from any Loan Party to another Loan Party (other than the Parent) or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party (other than the Parent), or

(B) the Transfer of any Asset or Assets that are not Borrowing Base Assets to any Person that is not a Loan Party, provided that the Loan Parties are in compliance with the covenants hereunder and that the Transfer does not otherwise cause or result in a Default or Event of Default, as evidenced by, in the case of any Transfer for which the aggregate purchase price paid to such Loan Party or Loan Parties exceeds $75,000,000, a certificate of the Chief Financial Officer (or such person performing similar functions) of the Borrower delivered to the Administrative Agent prior to the date of such Transfer.

(C) the Transfer of any Borrowing Base Asset or Borrowing Base Assets to any Person, or the designation of a Borrowing Base Asset or Borrowing Base Assets as a non-Borrowing Base Asset or non-Borrowing Base Assets, in each case with the intention that such Borrowing Base Asset or Borrowing Base Assets, upon consummation of such Transfer or upon such designation, shall no longer constitute a Borrowing Base Asset or Borrowing Base Assets, provided that:

(1) the Required Lenders approve such Transfer or designation prior to such Transfer or designation (which approval shall not be unreasonably withheld if the conditions in clauses (2) – (5) below have been satisfied),

(2) immediately after giving effect to such Transfer or designation, as the case may be, the remaining Borrowing Base Assets shall continue to satisfy the requirements set forth in clauses (a) through (l) of the definition of Borrowing Base Conditions,

(3) on the date of such Transfer or designation, as the case may be, (I) the Borrowing Base Debt Service Coverage Ratio (adjusted on a pro forma basis to exclude the applicable Borrowing Base Asset) shall not be less than 1.50:1.00 and (II) the Borrowing Base Leverage (adjusted on a pro forma basis to exclude the applicable Borrowing Base Asset) shall not exceed 55%, provided that if the Fixed Charge Coverage Ratio on the date of such Transfer or designation, as the case may be, is less than 1.15:1.00, the Borrowing Base Debt Service Coverage Ratio (adjusted on a pro forma basis to account for the exclusion) on the date of such Transfer or designation, as the case may be, shall not be less than 1.75:1.00 and the Borrowing Base Leverage (adjusted on a pro forma basis to account for the exclusion) on the date of such Transfer or designation, as the case may be, shall not exceed 45%; provided further that on the date of any proposed Transfer or designation, as the case may be, of such Borrowing Base Asset, the Borrowing Base Debt Service Coverage Ratio (adjusted on a pro forma basis to account for the exclusion) shall not be less than the unadjusted Borrowing Base Debt Service Coverage Ratio that existed immediately prior to the Transfer or designation, as the case may be, and the Borrowing Base Leverage (adjusted on a pro forma basis to account for the exclusion) shall not exceed the unadjusted Borrowing Base Leverage that existed immediately prior to the Transfer or designation, as the case may be,

(4) immediately before and after giving effect to such Transfer or designation, as the case may be, there shall exist no Default or Event of Default, and

(5) the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately before and on a pro forma basis immediately after giving effect to such Transfer or designation, as the case may be, provided further, that compliance with the foregoing clauses (2), (3), (4) and (5) shall be evidenced by a certificate of the Chief Financial Officer (or such person performing similar functions) of the Borrower delivered to the Administrative Agent prior to the date of such Transfer or designation demonstrating such compliance, together with supporting information in detail reasonably satisfactory to the Administrative Agent.

Following (x) a Transfer of all Borrowing Base Assets owned or leased by a Subsidiary Guarantor in accordance with Section 5.02(d)(ii)(C) or (y) the designation by a Subsidiary Guarantor of all Borrowing Base Assets owned or leased by it as non-Borrowing Base Assets pursuant to Section 5.02(d)(ii)(C), the Administrative Agent shall, upon the request of the Borrower, promptly release such Subsidiary Guarantor from the Guaranty, the Security Agreement and the Cash Management Agreement.

(e) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i) Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in Controlled Subsidiaries;

(ii) In the case of the Loan Parties (other than the Parent) and their Subsidiaries, Investments in Assets (including by asset or Equity Interest acquisitions), in each case subject, where applicable, to the limitations set forth in Section 5.02(e)(v);

(iii) Investments in Cash Equivalents;

(iv) Investments consisting of intercompany Debt owed to any other Loan Party (other than the Parent) or any wholly-owned Subsidiary of any Loan Party, provided that such intercompany Debt is on terms reasonably acceptable to the Administrative Agent and (unless payable to the Borrower) is by its terms subordinated to the Obligations of the Loan Parties under the Loan Documents;

(v) Investments consisting of the following items so long as the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, at any time, 25% of Consolidated Total Assets at such time:

(A) loans, advances and extensions of credit to any Person,

(B) Development Assets that are being constructed or developed as Hotel Assets, but are not yet completed (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement),

(C) additional Investments after the date hereof in Subsidiaries that are not Controlled Subsidiaries of any Loan Party, and

(D) Investments in Joint Ventures;

(vi) Investments outstanding on the date hereof in Subsidiaries that are not wholly-owned Subsidiaries of any Loan Party, and

(vii) Investments by the Borrower in Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates in the ordinary course of business and consistent with prudent business practices.

(f) Restricted Payments. In the case of the Parent, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such; provided, however, that (i) the Parent may pay cash dividends to holders of common Equity Interests in the Parent so long as (A) no Default or Event of Default shall have occurred and be continuing, (B) the paying of such dividends (determined as of the date of the declaration thereof) would not result in a Default under Section 5.04(a) or any other provision of this Agreement and (C) the Fixed Charge Coverage Ratio is greater than 1.25:1.00, and (ii) so long as (A) no Default or Event of Default shall have occurred and be continuing and (B) the paying of such dividends (determined as of the date of the declaration thereof) would not result in a Default under Section 5.04(a) or any other provision of this Agreement, the Parent may pay dividends to holders of Preferred Interests in the Parent at any time except during any Low Fixed Charge Coverage Period. Notwithstanding anything herein to the contrary, cash and stock dividends payable by the Parent on Equity Interests shall be permitted to the extent necessary to maintain the Parent’s REIT status, provided that the cash component of such dividends shall be the minimum amount required by law or regulation for such purpose.

(g) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its limited liability company agreement, certificate of incorporation or bylaws or other constitutive documents, provided that any amendment to any such constitutive document that would be adverse to any of the Lender Parties shall be deemed “material” for purposes of this Section; and provided further that any amendment to any such constitutive document that would designate such Subsidiary as a “special purpose entity” or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section.

(h) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.

(i) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions, including, without limitation, entering into any Forward Sale Agreement.

(j) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt or Debt extending, refunding or refinancing such Surviving Debt, (iii) any agreement evidencing any Non-Recourse Debt permitted under this Agreement so long as any such limiting agreement or arrangement in such agreement may be triggered only by a default or event of default under the terms of such agreement; and (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower.

(k) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect the interest or rights of the Administrative Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, in each case in a manner that would reasonably be expected to have a Material Adverse Effect, in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries that directly or indirectly own any Borrowing Base Asset to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Borrowing Base Assets), except (i) pursuant to the Loan Documents, or (ii) in connection with (A) any purchase money Debt not prohibited hereunder solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (B) any Capitalized Lease permitted by Section 5.02(a)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (C) any Debt outstanding on the date any Subsidiary of the

Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower).

(m) Parent as Holding Company. In the case of the Parent, not enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the Equity Interests of the Borrower; (ii) the performance of its duties as managing member of the Borrower; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity Investments in the Borrower and its Subsidiaries, provided each such Investment shall be on terms reasonably acceptable to the Administrative Agent; (v) engaging in any activity necessary to continue to qualify as a REIT; and (vi) activities incidental to each of the foregoing.

(n) Multiemployer Plans. Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.

(o) Accounts. Without the approval of the Administrative Agent, open or permit the opening of any account for the deposit of revenues of the Subsidiary Guarantors, other than (i) the Lockbox Account (as defined in the Cash Management Agreement), (ii) the Property Account (as defined in the Cash Management Agreement), (iii) the Concentration Account (as defined in the Cash Management Agreement) and (iv) any account for amounts required by law to be segregated by the Subsidiary Guarantors.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent for transmission to the Lender Parties in accordance with Section 9.02(b):

(a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or person performing similar functions) of the Parent setting forth details of such Default or such event, development or occurrence and the action that the Parent has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by an opinion acceptable to the Required Lenders of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of the Chief Financial Officer (or person performing similar functions) of the Parent stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer (or person performing similar functions) of the Parent as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (iii) evidence, in form reasonably satisfactory to the Administrative Agent, that each Subsidiary Guarantor and each direct and indirect parent thereof (other than the Parent and the Borrower) is in compliance with its obligation to not commingle any of its cash or other assets with any other Person.

(d) Borrowing Base Certificate. As soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent, a Borrowing Base Certificate, as at the end of such fiscal quarter, certified by the Chief Financial Officer (or person performing similar functions) of the Parent.

(e) Borrowing Base Asset Financials. As soon as available and in any event within 30 days after the end of each fiscal quarter of the Parent, financial information in respect of all Borrowing Base Assets, in form and detail reasonably satisfactory to the Administrative Agent.

(f) Annual Budgets. As soon as available and in any event no later than 45 days after the end of each Fiscal Year, (i) forecasts prepared by management of the Parent, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and (ii) budgets for the operation of the Borrowing Base Assets.

(g) Material Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.

(h) Securities Reports. Promptly after the sending or filing thereof, copies of all Form 10-Ks and Form 10-Qs that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor.

(i) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(q) and 4.01(r) hereto, including an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Property acquired or leased by any Loan Party or any of its Subsidiaries from any third party during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(j) Environmental Conditions. Give notice in writing to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a material notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other material action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset, (B) contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required for any of the events described in clauses (i) through (iv) above that would reasonably be expected to have a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Borrowing Base Asset or could result in a Lien against any Borrowing Base Asset.

(k) Borrowing Base Asset Value. Promptly after discovery of any setoff, claim, withholdings or other defenses to which any Borrowing Base Assets are subject, which (i) would have a material adverse effect on the value of such Borrowing Base Asset, (ii) would have a Material Adverse Effect or (iii) with respect to such Borrowing Base Asset, would constitute a Lien which is not a Permitted Lien, provide the Administrative Agent with notice thereof.

(l) Compliance with Borrowing Base Conditions. Promptly after discovery of any condition or event which causes any of the Assets listed as Borrowing Base Assets on Schedule II hereto to no longer comply with the requirements set forth in the definition of Borrowing Base Conditions, provide the Administrative Agent with notice thereof.

(m) Appraisals. With respect to each Borrowing Base Asset, if requested by the Administrative Agent not more frequently than once every twelve months, cause to be prepared and delivered to the Administrative Agent, at the Borrower’s expense, an Appraisal of such Borrowing Base Asset.

(n) Redevelopment Assets. If any Borrowing Base Asset that is a Hotel Asset shall be redesignated as a Redevelopment Asset pursuant to clause (ii) of the definition of Redevelopment Assets, promptly deliver to the Administrative Agent the notice referred to in such clause (ii), together with an updated Schedule II hereto reflecting such redesignation. Upon the achievement of Substantial Completion with respect to any Redevelopment Asset, promptly deliver to the Administrative Agent notice of the same. Upon any reclassification of a Redevelopment Asset as a Hotel Asset following the Substantial Completion thereof pursuant to the last sentence of the definition of Redevelopment Asset, promptly give the Administrative Agent notice of the same, together with an updated Schedule II hereto reflecting such reclassification.

(o) Other Information. Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent will:

(a) Parent Financial Covenants.

(i) Maximum Leverage Ratio: Maintain (A) at the end of each fiscal quarter of the Parent and (B) on the date of each Advance and the issuance or renewal of any Letter of Credit occurring during any of the periods indicated below (both before and after giving effect to such Advance, issuance or renewal), a Leverage Ratio of less than or equal to (x) 9.50:1.00 during any period that is not a Low Fixed Charge Coverage Period and (y) 10.50:1.00 during any Low Fixed Charge Coverage Period.

(ii) Minimum Tangible Net Worth: Maintain at all times tangible net worth (not taking into account any impairment charges related to defaulting mortgage loans relating to the Carved Out Assets) of the Parent and its Subsidiaries, as determined in accordance with GAAP, of not less than the sum of $755,454,000 plus the product of (A) the amount of net proceeds of all primary issuances or primary sales of Equity Interests of the Parent or any of its Subsidiaries consummated after March 31, 2009, multiplied by (B) 75%.

(iii) Minimum Fixed Charge Coverage Ratio. Maintain (A) at the end of each fiscal quarter of the Parent and (B) on the date of each Advance and the issuance or renewal of any Letter of Credit (both before and after giving effect to such Advance, issuance or renewal), a Fixed Charge Coverage Ratio of not less than 1.00:1.00, provided that the Borrower shall have a one-time right to elect to reduce the Fixed Charge Coverage Ratio to 0.90:1.00 for a period of up to four consecutive calendar quarters (the “Low Fixed Charge Coverage Period”) ending prior to the Termination Date (without giving effect to Section 2.16). Such election shall be exercised by the Borrower upon notice to the Administrative Agent at least 10 days before the commencement of the proposed Low Fixed Charge Coverage Period.

(iv) Minimum Liquidity. Maintain at all times Liquidity of at least $30,000,000.

(b) Borrowing Base Financial Covenants.

(i) Maximum Borrowing Base Leverage: Not permit the Borrowing Base Leverage to be greater than (A) 45% if the Fixed Charge Coverage Ratio is less than 1.15:1.00 or (B) 55% if the Fixed Charge Coverage Ratio is equal to or greater than 1.15:1.00.

(ii) Minimum Borrowing Base Debt Service Coverage Ratio: Maintain (A) at the end of each fiscal quarter of the Parent and (B) at the time of each Advance (both before and after giving effect to such Advance) a Borrowing Base Debt Service Coverage Ratio of not less than 1.20:1.00.

(iii) Minimum Total Borrowing Base Asset Value: Maintain at all times a Total Borrowing Base Asset Value of at least $50,000,000.

(iv) Adjusted NOI Concentration: Not permit the Adjusted Net Operating Income of any individual Borrowing Base Asset to account for more than 35% of the aggregate Adjusted Net Operating Income of all Borrowing Base Assets, unless approved by the Required Lenders. For the purposes of the preceding sentence, the Adjusted Net Operating Income for the Fairmont Newport Beach Borrowing Base Asset shall exclude any return on investment deficiency/guaranty payments for the 2009 Fiscal Year.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or

(b) Breach of Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) Breach of Certain Covenants. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d), (e), (f), (i), (j), (n), (o), (p) (q) or (s), 5.02, 5.03 or 5.04; or

(d) Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

(e) Cross Defaults. (i) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Recourse Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and following the expiration of the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or in such Hedge Agreement; or (ii) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt (other than Material Recourse Debt and Non-Recourse Debt affecting the Carved Out Assets) if such default or defaults have not been waived or cured or such Debt has not been repaid within a 30-day period; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Debt (exclusive of the Non-Recourse Debt affecting the Carved Out Assets), if (A) the effect of such event or condition is to accelerate or permit the acceleration of the maturity of such Material Debt, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days and such Material Debt is not repaid within such 30-day period; or (iv) any event or state of facts that results in the acceleration, or would permit any note holders to direct the acceleration, of the Exchangeable Notes (without reference to any subsequent waiver or amendment by the note holders or indenture trustee with respect to such event or state of facts unless approved by the Administrative Agent and the Required Lenders); or

(f) Insolvency Events. Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f), provided that, if any of the events or circumstances described in this subsection (f) occur or exist with respect to a Subsidiary of the Parent that is not a Loan Party (a “Debtor Subsidiary”), such event(s) or circumstance(s) shall not constitute a Default or an Event of Default so long as (i) such Debtor Subsidiary has no other Debt other than Non-Recourse Debt, (ii) such event(s) or circumstance(s) have not resulted in, and will not result in, any liability, either individually or in the aggregate, (x) to the Parent, the Borrower or any of its Subsidiaries that are the direct owners of a Borrowing Base Asset, in excess of $10,000,000 or (y) to any other Subsidiaries of the Parent (exclusive of the Debtor Subsidiary), in excess of 10% of Consolidated Total Assets, and (iii) the total assets of such Debtor Subsidiary do not exceed 5% of Consolidated Total Assets as of the date such event(s) occur or such circumstance(s) first exist; and (iv) no court of competent jurisdiction has issued an order substantively consolidating the assets and liabilities of such Debtor Subsidiary with those of any other Person; or

(g) Monetary Judgments. Any judgments or orders for the payment of money, either individually in excess of $10,000,000 or in the aggregate in excess of $25,000,000, shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Unenforceability of Loan Documents. Any provision of any Loan Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(j) Change of Control. A Change of Control shall occur; or

(k) Security Failure. Any Collateral Document or financing statement after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(l) ERISA Events. Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $25,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Letter of

Credit is issued, request that all Obligations under such agreement be declared to be due and payable and (C) by notice to each Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Letter of Credit issued by it, and each Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or the Issuing Bank determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is a guaranty of payment and not merely of collection.

(b) Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Secured Parties and, by their acceptance of the benefits of this Guaranty, the other Lender Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure, (ii) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (iii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

(d) Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Loan Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any such Loan Party, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Loan Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party.

(e) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by Sections 580a and 580d of the California Code of Civil Procedure or any statute or law in any other jurisdiction having similar effect.

(f) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.

(g) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor”, “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” or “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.

(b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 7.07. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Obligations, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their successors, transferees and assigns.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Authorization and Action; Appointment of Supplemental Collateral Agents. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and as an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, joint lead arranger or joint book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Secured Party under any of such Loan Documents.

(b) Anything contained herein or in the Collateral Documents to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more trustees, co-trustees, collateral co-agents or collateral subagents (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Supplemental Collateral Agent with respect to any Collateral, (i) such Supplemental Collateral Agent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent under the Collateral Documents with respect to such Collateral; (ii) such Supplemental Collateral Agent shall be deemed to be an “Agent” for purposes of this Agreement and the other Loan Documents, and the provisions of Section 22 of the Security Agreement, this Article and Section 9.04 hereof that refer to the Agents (or either of them) shall inure to the benefit of such Supplemental Collateral Agent, and all references therein and in the other Loan Documents to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require; and (iii) the term “Collateral Agent,” when used herein or in any applicable Collateral Document in relation to the Liens on or security interests in such Collateral granted in favor of the Collateral Agent, and any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall be deemed to include such Supplemental Collateral Agent; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirming to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

SECTION 8.02. Agents’ Reliance, Etc. Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) in the case of the Administrative Agent, may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assumption Agreement or Assignment and Acceptance, as the case may be, in each case as provided in

Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. CNAI and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, CNAI shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent or the Collateral Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include CNAI in its individual capacity. CNAI and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if CNAI were not the Administrative Agent or the Collateral Agent and without any duty to account therefor to the Lender Parties.

SECTION 8.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Nothing in this Agreement or any other Loan Document shall require any Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any of its respective directors, officers, agents or employees.

SECTION 8.05. Indemnification by Lender Parties. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Revolving Credit Commitments at such time. The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.06. Successor Agents. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has been replaced as Collateral Agent and it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, which appointment shall, provided that no Default has occurred and is continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000 and which appointment shall, provided that no Default has occurred and is continuing, be subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages and Assignments of Leases, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02, (ii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) release the Borrower with respect to the Obligations or reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations (except pursuant to the paragraph immediately following Section 5.02(d)(ii)(C)), (iv) permit the creation, incurrence, assumption or existence of any Lien on any individual Borrowing Base Asset or all or substantially all of the Collateral, in each case in any transaction or series of related transactions, to secure any Obligations other than Obligations owing to the Secured Parties under the Loan Documents, (v) amend this Section 9.01, (vi) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (viii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or amend Section 2.06, (ix) limit the liability of any Loan Party under any of the Loan Documents (other than the release of a Guarantor pursuant to the paragraph immediately following Section 5.02(d)(ii)(C)), (x) amend, waive or permit any departure from the provision in Section 5.01(j) that permits the Required Lenders to consent to the addition of a Proposed Borrowing Base Asset notwithstanding the failure of such Asset to satisfy certain requirements, (xi) release all or substantially all of the Collateral in any transaction or series of related transactions or (xii) amend Section 2.16 or otherwise extend the Termination Date, other than as provided in Section 2.16 in accordance with its terms; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and provided still further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent under this Agreement or the other Loan Documents.

(b) In the event that any Lender (a “Non-Consenting Lender”) shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Required Lenders, then the Borrower shall have the right, upon written demand to such Non-Consenting Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent (a “Consent Request Date”), to cause such Non-Consenting Lender to assign its rights and obligations under this Agreement (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that (i) as of such Consent Request Date, no Default or Event of Default shall have occurred and be continuing, and (ii) as of the date of the Borrower’s written demand to replace such Non-Consenting Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent. The Replacement Lender shall purchase such interests of the Non-Consenting Lender and shall assume the rights and obligations of the Non-Consenting Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07. Any Lender that becomes a Non-Consenting Lender agrees that, upon receipt of notice from the Borrower given in accordance with this Section 9.01(b) it shall promptly execute and deliver an Assignment and Acceptance with a Replacement Lender as contemplated by this Section.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier or telegraphic communication) and mailed, telecopied, telegraphed or delivered, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 903 Calle Amanecer, Suite 100, San Clemente, California 92673, Attention: Kenneth E. Cruse or, if applicable, at kcruse@sunstonehotels.com (and in the case of transmission by e-mail, with copies by e-mail to Lindsay Monge, at lmonge@sunstonehotels.com and Bryan Giglia, at bgiglia@sunstonehotels.com, and a copy by U.S. mail to the attention of Kenneth E. Cruse, Lindsay Monge and Bryan Giglia at 903 Calle Amanecer, Suite 100, San Clemente, California 92673); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); and if to the Initial Issuing Bank, the Administrative Agent or the Collateral Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Terrell Fleming, Bank Loan Syndications Department and at its address at 388 Greenwich St., 19th Floor, New York, NY 10013, Attention: Lining Geng, Real Estate Finance, or, if applicable, at terrell.fleming@citigroup.com and lining.geng@citigroup.com (and in the case of a transmission by e-mail, with copies by U.S. mail to Two Penns Way, New Castle, Delaware 19720, Attention: Terrell Fleming, Bank Loan Syndications Department and to 388 Greenwich St., 19th Floor, New York, NY 10013, Attention: Lining Geng, Real Estate Finance) or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to any Agent pursuant to Article II, III or VIII or to the Collateral Agent under the Collateral Documents shall not be effective until received by such Agent or the Collateral Agent, as the case may be. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.

(b) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(c) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for such Agent with respect thereto (subject to the terms of the Fee Letter with respect to counsel fees incurred by the Administrative Agent through the Closing Date) with respect to advising such Agent as to its rights and responsibilities (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for such Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Section 5.01(j)) and (ii) all reasonable out-of-pocket costs and expenses of each Agent and each Lender Party in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for such Agent and each Lender Party with respect thereto).

(b) Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials that could reasonably be expected to require action or result in claims pursuant to any Environmental Law on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance but excluding any loss of anticipated profits.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents. The obligations and liabilities of each Loan Party under this Section 9.04 shall fully survive indefinitely notwithstanding the exercise of any of Indemnified Party’s rights pursuant to Section 726.5 of the California Code of Civil Procedure. This Section 9.04 is intended by the parties to constitute an “environmental provision” as defined in Section 736 of the California Code of Civil Procedure, and the Indemnified Parties shall have all rights and remedies in such section.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. If such deposits are not pledged pursuant to a valid security agreement, the prior written consent of the Administrative Agent shall be obtained before any right of set off shall be exercised. Each Agent and each Lender Party agrees promptly to notify the Borrower or such Loan Party after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and each Agent and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and each Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.07. Assignments and Participations. (a) Each Lender may (and, if demanded by the Borrower in accordance with Section 2.10(e) or 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) or 9.01(b) shall be an assignment of all rights and obligations of the assigning Lender under this Agreement, (v) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender and so long as no Default shall have occurred and be continuing, each assignment shall be made with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, (vi) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender, which assignment shall not require the consent of the Administrative Agent, no such assignments shall be permitted at any time without the consent of the

Administrative Agent (which consent shall not be unreasonably withheld), and (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.10(e) or 9.01(b), the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral, and (vi) if, at the time of such sale, such Lender Party was entitled to payments under Section 2.12(a) in respect of United

States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such participant on such date; provided that such participant complies with the requirements of Section 2.12(e).

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender Party, including any pledge or assignment to secure obligations to a Federal Reserve Bank, provided that no such pledge or assignment shall release such Lender Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender Party as a party hereto.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10. Confidentiality. (a) Each of the Agents, the Lender Parties and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) the CUSIP Service Bureau or any similar organization, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to such Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Parent or any of its Subsidiaries without such Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Parent or any of its Subsidiaries has been breached. For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries (including the Fee Letter and any information obtained based on a review of the books and records of the Parent or any of its Subsidiaries) relating to the Parent or any of its Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Parent, any or its Subsidiaries or their respective securities (“Restricting Information”). Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. None of any Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall any Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of any Agent or any of its respective directors, officers, agents or employees (i) shall have, and each Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to any Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Agent or any of its respective directors, officers, agents or employees.

(c) Each Loan Party agrees that (i) all Communications it provides to any Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Agents and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.10(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Agents shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”). Neither Agent nor any of its respective Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Agents or any of their respective Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by any Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 9.10(c) shall modify or limit a Person’s obligations under Section 9.10 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(d) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(e) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agents and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent). None of the Loan Parties, Agents or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(f) Sections 9.10(b), (c), (d) and (e) are designed to assist the Agents, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. None of any Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does any Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral and any Transfers pursuant to Section 5.02(d)(ii)(B) or (C)) in accordance with the terms of the Loan Documents or the designation of any Borrowing Base Asset as a non-Borrowing Base Asset in accordance with Section 5.02(d)(ii)(C), the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Borrowing Base Asset and all Collateral relating to such Borrowing Base Asset from the assignment and security interest granted under the Collateral Document in accordance with the terms of the Loan Documents.

SECTION 9.12. Patriot Act Notification. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other

Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.15. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SUNSTONE HOTEL PARTNERSHIP, LLC, a Delaware limited liability company

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

PARENT:

SUNSTONE HOTEL INVESTORS, INC., a Maryland corporation

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

GUARANTORS:

SUNSTONE JAMBOREE, LLC

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE JAMBOREE LESSEE, INC.

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE MACARTHUR, LLC

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

Signature Page

SUNSTONE MACARTHUR LESSEE, INC.

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE CENTER COURT, LLC

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE CENTER COURT LESSEE, INC.

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE LA AIRPORT, LLC

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE LA AIRPORT LESSEE, INC.

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE HOTELS ROCHESTER, L.L.C.

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

Signature Page

ROCHESTER RIBM LESSEE, INC.

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

SUNSTONE PLEDGECO, LLC

By:	/s/ Kenneth E. Cruse
Name: Kenneth E. Cruse Title: CFO

Signature Page

CITICORP NORTH AMERICA, INC., as Administrative Agent, Collateral Agent, Swing Line Bank and as a Lender

By:	/s/ Angelica Sukiennik
Name: Angelica Sukiennik Title: Authorized Signatory

CITIBANK, N.A., as the Initial Issuing Bank

By:	/s/ David Bouton
Name: David Bouton Title: Authorized Signatory

Signature Page

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Christopher DiBiase
Name: Christopher DiBiase Title: Vice President

Signature Page

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ D. Bryan Gregory
Name: D. Bryan Gregory Title: Vice President

Signature Page

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Joseph A. Asciolla
Name: Joseph A. Asciolla Title: Managing Director

By:	/s/ David Bowers
Name: David Bowers Title: Managing Director

Signature Page

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ George R. Reynolds
Name: George R. Reynolds Title: Director

By:	/s/ James Rolison
Name: James Rolison Title: Managing Director

Signature Page

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Marie A Haddad
Name: Marie A Haddad Title: Associate Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa Title: Associate Director, Banking Products Services, US

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Ralph Totoonchie
Name: Ralph Totoonchie Title: Vice President

Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew K. McKown
Name: Andrew K. McKown Title: Vice President

Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Sylvia P. Oneill
Name: Sylvia P. Oneill Title: Assistant General Counsel

Signature Page